Exhibit 3.174

CERTIFICATE OF INCORPORATION

OF

IPS HOLDINGS INC.

First.          The name of this corporation (hereinafter called the “corporation”) is

IPS Holdings Inc.

Second:      The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

Third:         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth:       The amount of the total authorized capital stock of this corporation is Ten Dollars ($10.00) divided into 1,000 shares of 0.01 Cents ($0.01) each.

Fifth:          The name and mailing address of the incorporator are as follows:

Stanley J. Andersen
2121 North 117 Avenue
Omaha, Nebraska 68164

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this third day of September, 1998.

By:	/s/ Stanley J. Andersen
(Incorporator)

Name: Stanley J. Andersen